Exhibit 99.2

RETRACTABLE TECHNOLOGIES, INC. RECEIVES NOTICE OF INTENT TO EXTEND GOVERNMENT CONTRACT

LITTLE ELM, Texas, June 1, 2021—Retractable Technologies, Inc. (NYSE American: RVP) announced today that, in accordance with the 30 day notice requirement, it received a preliminary notice from the U.S. Department of Health and Human Services, Office of the Assistant Secretary for Preparedness and Response (“HHS/ASPR”) expressing its intent to exercise all seven one-month option periods under 75A50121P00021 contract between HHS/ASPR and Retractable. Such option exercises would extend the contract expiration date to February 14, 2022. As previously disclosed, the option periods increase the value of the contract by $92,772,680, including the price of the products and freight reimbursement.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer